   As filed with the Securities and Exchange Commission on February 9, 1998
                                                      Registration No. 333-45133
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           PLATINUM technology, inc.
            (Exact name of registrant as specified in its charter)

                     Delaware                         36-3509662
          (State or other jurisdiction of          (I.R.S. Employer
          incorporation or organization)          Identification No.)

                            Larry S. Freedman, Esq.
                           PLATINUM technology, inc.
   1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, (630) 620-5000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:
                             Matthew S. Brown, Esq.
                               Mark D. Wood, Esq.
                             Katten Muchin & Zavis
                       525 West Monroe Street, Suite 1600
                            Chicago, Illinois  60661
                                 (312) 902-5200

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                          CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                              Proposed Maximum    Proposed Maximum      Amount of
    Title of Each Class of Securities       Amount to be       Offering Price    Aggregate Offering    Registration
            to be Registered                 Registered          Per Share             Price               Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value (including
preferred stock purchase rights).........   2,028,421 shares    $ 26.625 (1)       $ 54,006,710 (1)      $ 15,932(2)
Common Stock, $.001 par value (including
preferred stock purchase rights).........       7,641 shares    $ 30.125 (3)       $    230,186 (3)      $     68
====================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock on the Nasdaq National Market on January 22, 1998.
(2)  Previously paid.
(3) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and low prices of the Common Stock on the Nasdaq National Market on February 5, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 Subject to completion, dated February 9, 1998

--------------------------------------------------------------------------------
                              P R O S P E C T U S
--------------------------------------------------------------------------------

                                2,036,062 Shares


                         [LOGO OF PLATINUM TECHNOLOGY]


                                  Common Stock

                                ---------------

     The shares (the "Shares") of Common Stock, $.001 par value (including preferred stock purchase rights) (the "Common Stock"), of PLATINUM technology, inc. (the "Company") covered by this Prospectus may be sold from time to time by the stockholders specified in this Prospectus or their pledgees, donees, transferees or distributees, or their respective successors in interest (collectively, the "Selling Stockholders"). See "Selling Stockholders." Of the Shares to which this Prospectus relates, (a) 1,768,421 are shares which may in the future be issued upon the conversion of the Company's Class II Series B Preferred Stock; (b) 54,879 are shares (the "Warrant Shares") which may in the future be issued to certain Selling Stockholders upon the exercise of certain outstanding warrants held by such Selling Stockholders (the "Warrants") and (c) 212,762 are shares which are currently outstanding. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, but the Company will receive the proceeds from the exercise of the Warrants by the Selling Stockholders. See "Use of Proceeds."

     The Common Stock is traded on the Nasdaq National Market (the "NNM") under the symbol "PLAT". The reported closing price of the Common Stock on the NNM on February 5, 1998 was $29.25 per share. The Selling Stockholders may, from time to time, sell the Shares on the NNM, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "Plan of Distribution."

     See "Risk Factors" beginning on page 1 for information that should be considered by prospective investors.

                                ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                 EQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

               The date of this Prospectus is       , 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's following Regional Offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Reports, proxy statements and other information filed electronically by the Company with the Commission are available at the Commission's web site at http://www.sec.gov. The Company's Common Stock is traded on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company also may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. Any statements contained or incorporated by reference herein concerning the provisions of any document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     DB2 and MVS are trademarks, and IBM is a registered trademark, of International Business Machines Corporation. This Prospectus also includes product names and other trade names and trademarks of the Company and its subsidiaries and of other companies.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission by the Company and are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     3. The Company's Current Reports on Form 8-K dated February 12, 1997, March 11, 1997, October 17, 1997, December 11, 1997 and January 27, 1998;

     4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed March 7, 1991 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description; and

     5. The description of the preferred stock purchase rights contained in the Company's Registration Statement on Form 8-A filed December 26, 1995 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal office: PLATINUM technology, inc., 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, Attention: Secretary (telephone:(630) 620-5000).

                  SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus under the captions "Risk Factors," and elsewhere in this Prospectus relate to future events and expectations and, as such, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things: the maturation and success of the Company's software infrastructure systems strategy; currency exchange rate fluctuations, collection of receivables, compliance with foreign laws and other risks inherent in conducting international business; risks associated with conducting a professional services business; adverse general economic and business conditions, which may reduce or delay customer purchases of the Company's products and services; charges and costs related to acquisitions; the ability of the Company to develop and market existing and acquired products for the software infrastructure systems market; the ability of the Company to successfully integrate its acquired products, services and businesses; the ability of the Company to adjust to changes in technology, customer preferences, enhanced competition and new competitors in the software infrastructure and professional services markets; and the ability of the Company to protect its proprietary software rights from infringement or misappropriation, to maintain or enhance its relationships with relational database vendors, and to attract and retain key employees. The Company undertakes no obligation to release publicly any revisions to any such forward-looking statements that may reflect events or circumstances after the date of this Prospectus, or to reflect the occurrence of unanticipated events. See "Risk Factors".

                                  RISK FACTORS

     In addition to the other information included and incorporated by reference in this Prospectus, potential purchasers should consider carefully the following factors in evaluating the Company, its business and the shares of Common Stock offered hereby.

Net Losses; Uncertainty of Future Results and Ability to Satisfy Debt
Obligations

     The Company has experienced operating and net losses in 1995, 1996 and the first nine months of 1997. The Company anticipates that it will report an operating and net loss for the full year ending December 31, 1997. There can be no assurance that the Company will not continue to incur operating and net losses. The Company's future operating results will depend upon a number of business factors, including other factors discussed in these "Risk Factors," as well as general economic conditions. Furthermore, prior to a given year or other fiscal period, the Company hires sales and product development personnel and makes other decisions which will result in increased expenses in such year or other period, based upon anticipated revenues for such year or other period. Due to the seasonality and concentration of the Company's revenues at the end of fiscal periods, particularly the fourth quarter, the Company's lack of backlog and the Company's cost structure, if revenue targets are not met, the Company's operating results would be materially adversely affected. See "--Seasonality and Variability of Quarterly Operating Results." No assurances can be given that any of the Company's revenue expectations will be fulfilled, and the Company's business, results of operations and financial condition will be materially adversely affected if these expectations are not fulfilled. If anticipated revenues and income are not achieved, the Company's ability to pay interest on, or ultimately repay the principal amount of, its indebtedness could become impaired. If the Company is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of its existing financing arrangements. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or increased working capital requirements may be adversely affected.

Rapid Technological Change; Dependence on New Products and Markets

     The Company expects that the market for IT software products will continue to be subject to frequent and rapid changes in technology and customer preferences. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's growth and future financial performance will depend upon its ability to develop and introduce new products and enhancements of existing products that accommodate the latest technological advances and customer requirements. There can be no assurance that additional new products will be successfully developed or marketed by the Company, that any new products will achieve market acceptance, or that other software vendors will not develop and market products which are superior to the Company's products or that such products will not achieve greater market acceptance.

Furthermore, customers may delay purchases in anticipation of technological changes. The Company's ability to develop and market software infrastructure products and other new products depends upon its ability to attract and retain qualified employees. Any failure by the Company to anticipate or respond adequately to the changes in technology and customer preferences, to develop and introduce new products in a timely fashion, or to attract and retain qualified employees, could materially adversely affect the Company's business, results of operations and financial condition.

Reliance on and Risks of Acquisition Strategy

     The Company expects to continue its strategy of identifying, acquiring and developing software infrastructure products, services and technologies through the acquisition of specific products and of businesses which have developed such products, services and technologies. The Company from time to time engages in, and is currently engaged in, discussions with potential acquisition candidates, including discussions relating to acquisitions that may be material in size and/or scope and which may involve issuances by the Company of a significant amount of Common Stock. However, the Company currently has no agreements or commitments with respect to any material future acquisitions, other than as described under "Recent Developments".

     The Company believes that its future growth depends, in part, upon the success of this strategy. There can be no assurance that the Company will successfully identify, acquire on favorable terms or integrate such businesses, products, services or technologies. The Company may in the future face increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions and increase the costs of completing such acquisitions.

     Acquisitions involve a number of special risks and challenges, including the diversion of management's attention, assimilation of the operations and personnel of acquired companies, incorporation of acquired products into existing product lines, adverse short-term effects on reported operating results, amortization of acquired intangible assets, assumption of liabilities of acquired companies, possible loss of key employees and difficulty of presenting a unified corporate image. No assurance can be given that any potential acquisition by the Company will or will not occur, or that, if an acquisition does occur, it will not ultimately have a material adverse affect on the Company or that any such acquisition will succeed in enhancing the Company's business.

     The Company has historically issued Common Stock as consideration for business acquisitions and expects to continue to do so in the future. There can be no assurances that such issuances will not be dilutive to the Company's stockholders. Additionally, the Company has recorded charges for acquired in-process technology and merger costs in connection with certain of its past acquisitions, which materially reduced operating and net income for the periods in which the acquisitions were recorded. The Company expects to continue to incur such charges in connection with future acquisitions, which could materially reduce operating and net income in the periods in which such acquisitions are consummated.

Highly Competitive Markets

     The market for the Company's products is highly competitive. The Company expects to encounter enhanced competition and new competitors as it continues to penetrate the software infrastructure market, including competition from relational database vendors and systems software companies. Many of the Company's current and prospective competitors have significantly greater financial, technical and marketing resources than the Company. Competitive pressures could cause the Company's products to lose market acceptance or result in significant price erosion, with a material adverse effect upon the Company's results of operations.

     A variety of external and internal factors could adversely affect the Company's ability to compete in the software infrastructure market. Such factors include the following: relative functionality, integration, performance and reliability of the products offered by the Company and its competitors; the success and timing of new product development efforts; changes affecting the hardware, operating systems or database systems which the Company currently supports; the level of demonstrable economic benefits for users relative to cost; relative quality of customer support and user documentation; ease of installation; vendor reputation, experience and financial stability; and price.

     The Company also encounters competition from a broad range of firms in the market for professional services. Many of the Company's current and prospective competitors in the professional services market have significantly greater financial, technical and marketing resources than the Company. The competitive factors affecting the market for the Company's professional services include the following: breadth and quality of services offered, vendor reputation and the ability to retain qualified technical personnel.

Dependence on Proprietary Technology

     The Company's success is heavily dependent upon its proprietary software technology. The Company relies on a combination of contractual rights, trademarks, trade secrets, patents and copyright laws to establish or protect its proprietary rights in its products. The Company's license agreements restrict a customer's use of the Company's software and prohibit disclosure to third persons. Notwithstanding those restrictions, it may be possible for unauthorized persons to obtain copies of the Company's software products. The Company registers its product names and other trademarks in the United States and certain foreign countries. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary rights or independent third party development of functionally equivalent technologies. Although the Company does not believe that it is materially infringing on the intellectual property rights of others, there can be no assurance that such a claim will not be successfully asserted against the Company in the future or that any attempt to protect its technology will not be challenged.

Dependence on DB2

     A significant portion of the Company's revenues will continue to be derived from products that enhance the performance and functionality of IBM's DB2 relational database management software, which operates on IBM and compatible mainframe computer systems running the MVS operating system. A decline or a perceived decline in IBM's commitment to DB2 or a decline in the market's acceptance and utilization of DB2 would have an adverse effect on the Company, and such adverse effect could be material. Also, if IBM were to enhance DB2 or its DB2 utilities so as to render the Company's products obsolete or unnecessary, or devote more resources to developing and marketing IBM's own DB2 tools and utilities, the Company's business could be materially adversely affected.

Dependence on Relationships With Relational Database Vendors

     The Company believes that in order to address its markets, the Company must develop, maintain and enhance close associations with, and obtain access to the technical personnel of, leading relational database vendors. This may become increasingly difficult due to competition among such vendors. The Company has entered into alliances with, among others, Oracle Systems Corp., Sybase, Inc. and Informix Software, Inc. There can be no assurance that the Company will be able to maintain existing relationships or enter into new relationships with such vendors. The Company's failure to do so would have an adverse effect on its business, results of operations and financial condition, and such adverse effect could be material.

Susceptibility to General Economic Conditions

     The Company's revenues and results of operations will be subject to fluctuations based upon general economic conditions. If there were a general economic downturn or a recession in the United States or certain other markets, the Company believes that certain of its customers might reduce or delay their purchases of the Company's products or services, leading to a reduction in the Company's revenues. The factors that might influence current and prospective customers to reduce their IT budgets under these circumstances are beyond the Company's control. In the event of an economic downturn, the Company's business, results of operations and financial condition could be materially adversely affected. There can be no assurance that growth in the markets for the Company's products and services will occur or that such growth will result in increased demand for the Company's products and services.

Seasonality and Variability of Quarterly Operating Results

     The Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest total revenues and operating income. Further, revenues for the Company's fourth quarters have historically been higher than those for the first quarters of the following years. Because operating expenses continued to increase in the first quarters of those years, the Company realized substantially lower operating margins and net income (excluding the effect of charges for acquired in-process technology and merger costs) for such quarters. The Company expects this pattern to continue for the foreseeable future. The Company believes the seasonality of its revenues results primarily from the budgeting cycles of its software product customers and the structure of the Company's sales commission and bonus programs.

     The Company operates with relatively little order backlog and substantially all of its software product revenues in each quarter result from sales made in that quarter. Consequently, if near term demand for the Company's products weakens or if sales do not close in any quarter as anticipated, the Company's results of operations for that quarter would be adversely, and perhaps materially, affected. In addition, the timing and amount of the Company's revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain. Historically, a substantial majority of the Company's quarterly software products revenues has been recorded in the third month of any given quarter, with a concentration of such revenues in the last week of that third month, further increasing the difficulty of predicting operating results.

     The Company's operating results may vary significantly from quarter to quarter depending on other factors such as the size and timing of customer orders, price and other competitive conditions in the industry, the timing of new product announcements and releases by the Company and its competitors, the ability of the Company to develop, introduce and market new and enhanced versions of the Company's products on a timely basis, changes in the Company's level of operating expenses, changes in the Company's sales incentive plans, budgeting cycles of its customers, customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors, the cancellation of licenses during the warranty period or nonrenewal of maintenance agreements, product life cycles, software bugs and other risks discussed herein. See "--Rapid Technological Change; Dependence on New Products and Markets" and "--Highly Competitive Markets."

Risks of International Sales

     The risks inherent in conducting international business generally include exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection and the burdens of complying with a wide variety of foreign laws. Approximately 26%, 32%, 30% and 30% of the Company's revenues in 1994, 1995, 1996 and the first nine months of 1997, respectively, were attributable to international sales. Exchange rate fluctuations can have a material adverse effect on the total level of foreign sales and the profitability of those sales. During the past several years, the Company has changed the primary means of international distribution of its products from a network of independent distributors to wholly-owned PLATINUM subsidiaries.

Risks of Consulting Services Business

     The Company is subject to the risks associated with a consulting services business, including dependence on its reputation with existing customers, volatility of workload and dependence on ability to attract and retain qualified technical personnel. Also, a substantial portion of the Company's consulting services revenue may be derived from the performance of services under fixed-price contracts. There can be no assurance that the Company can consistently perform in a profitable manner under these contracts, particularly in the field of software development, where cost overruns are commonplace.

Substantial Leverage

     On December 16, 1997, the Company issued $150,000,000 of convertible subordinated notes, which bear interest at 6.25% annually and mature on December 15, 2002. As a result of this additional indebtedness, the Company's principal and interest obligations increased substantially. The degree to which the Company will be leveraged could materially and adversely affect the Company's ability to obtain financing for working capital, acquisitions or other purposes and could make it more vulnerable to industry downturns and competitive pressures.

Dependence on Key Personnel

     Competition for qualified personnel in the software industry is intense, and there can be no assurance that the Company will be able to attract and retain a sufficient number of qualified employees. The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, product development, professional services and operational personnel, including key personnel of acquired companies. As the business of the Company grows, it may become increasingly difficult for it to hire, train and assimilate the number of new employees required. In addition, it is possible that the business changes or uncertainty brought about by recent acquisitions may cause key employees to leave the Company, and certain key members of the management of acquired companies may not continue with the Company. Any difficulty in attracting and retaining key employees could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's success to date has depended in large part on the skills and efforts of Andrew J. Filipowski, the Company's President and Chief Executive Officer, and Paul L. Humenansky, the Company's Executive Vice President--Product Development and Chief Operations Officer. The Company has not entered into non-competition agreements with Messrs. Filipowski or Humenansky or any of its other key personnel, nor does the Company have "key man" life insurance policies covering these individuals.

Volatility of the Company's Stock Price

     The Company's Common Stock price has historically been volatile. The Company believes factors such as quarterly fluctuations in results of operations, announcements of new products and acquisitions by the Company or by its competitors, changes or anticipated changes in earnings estimates by analysts, changes in accounting treatments or principles and other factors may cause the market price of the Common Stock to fluctuate, perhaps substantially. The market price of the Common Stock also may be affected by the Company's ability to meet or exceed analysts' or "street" expectations, and any failure to meet or exceed such expectations, could have a material adverse effect on the market price of the Common Stock. In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions may adversely affect the market price of the Common Stock in the future. In the past, following periods of volatility in the market price of a company's securities, class action securities litigation has often been instituted against such company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations and financial condition.

Antitakeover Effect of Rights Agreement, Charter and Statutory Provisions

     The Company has entered into a rights agreement (the "Rights Agreement"), which provides that, in the event that 15% or more of the outstanding shares of Common Stock are acquired by a person or group of persons, the holder of each outstanding share of Common Stock, other than such acquiring person(s), shall have the right to purchase from the Company additional shares of Common Stock having a market value equal to two times the exercise price of such right. In addition, the Company's Restated Certificate of Incorporation, as amended, provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. The Company is also subject to Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon acquirors of 15% or more of the Company's Common Stock. The Rights Agreement and these other provisions may have the effect of delaying, deferring or preventing a change of control of the Company, even if such event would be beneficial to stockholders.


                                  THE COMPANY

     The Company develops, markets and supports software products, and provides related professional services, that help Global 10,000 organizations manage and improve their information technology ("IT") infrastructure-- which consists of data, systems and applications. The Company's products and services help IT departments, primarily in large and data intensive organizations, minimize risk, improve service levels and leverage information to make better business decisions. The Company's products typically perform fundamental functions such as automating operations, keeping systems and applications running efficiently, and ensuring data access and integrity. The Company also offers a wide array of professional services, including consulting, systems integration and educational programs, in conjunction with, and independent from, software product sales.

     Since mid-1994, the Company has acquired 39 businesses and 25 technologies. Devoting substantial resources to integrating its products and technologies, the Company is now leveraging the breadth of its product lines and its professional service capabilities to provide complete, customized solutions for IT infrastructure problems. These solutions also include ongoing product upgrades, maintenance and support, sometimes pursuant to multi-year contracts. Evidencing the increasing demand from the Company's customers for comprehensive solutions, the Company executed 55 software license and/or service transactions of over $1 million during 1996, as compared to only two such transactions during 1995. In the first nine months of 1997, the Company executed 62 such transactions.

     The Company is focusing on the development of integrated products and services that offer its customers maximum flexibility and functionality. The Company's products are designed to permit a customer either to purchase prepackaged integrated suites or to choose individual products and later add on products as needed. The cornerstone of the Company's integration efforts is POEMS (PLATINUM OPEN ENTERPRISE MANAGEMENT SERVICES), an internally developed set of shared components that give the Company's products a common look and feel, common installation and distribution and common communication, data and events handling. POEMS integration is built into certain of the Company's products, so that as customers add products to their set, those products can begin working together immediately. The Company has recently announced the release for general availability, scheduled for the first quarter of 1998, of its ProVision suite of integrated systems and database management tools, which is the Company's most significant POEMS-enabled integrated offering of products to date. ProVision initially includes nine tools within seven key IT management disciplines including: job management, performance management and analysis, software distribution, problem resolution, security, database utilities and database adminsitration. The Company is also creating solutions for the needs of specific industries, as well as general business needs. For example, during 1996, the Company released PLATINUM RiskAdvisor, a data warehouse decision support application developed specifically for the insurance industry. The Company also is enabling its products and suites for application with intranets, the internet and the web and offers a broad set of solutions for the Year 2000 problem.

     The Company was incorporated in Delaware on April 16, 1987. Its principal executive offices are located at 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, its telephone number is (630) 620-5000 and its website is located at http://www.platinum.com. The Company's web site is not part of this Prospectus.


                              RECENT DEVELOPMENTS

     The Company entered into an Agreement and Plan of Merger dated as of January 2, 1998, pursuant to which the Company has agreed to acquire Learmonth and Burchett Management Systems, PLC. ("LBMS"). Under the terms of the acquisition, LBMS will become a wholly-owned subsidiary of the Company. The Company has agreed to exchange approximately $70 million in shares of Common Stock for all of the outstanding common shares, stock options and other equity interests of LBMS. The acquisition is subject to legal and regulatory conditions customary in such agreements and to the approval of shareholders of LBMS and the sanction of the English High Court.

     Pursuant to a Stock Purchase Agreement dated as of December 23, 1997, by and between the Company and Intel Corporation ("Intel"), the Company issued to Intel 1,768,421 shares of its Class II Series B Preferred Stock.("Series B Preferred Stock") In connection with the Stock Purchase Agreement, Intel agreed to license to the Company certain intellectual property and the Company agreed to distribute certain products manufactured by Intel. Holders of shares of Series B Preferred Stock have voting rights only with respect to actions by the Company which will materially and adversely change any of the rights, privileges and preferences of the Series B Preferred Stock. Shares of Series B Preferred Stock may only be transferred to the Company, or any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with the holder of such shares ("permitted transfer"). Shares of Series B Preferred Stock are convertible, at any time, into shares of Common Stock at the rate of one-for-one (subject to certain adjustments). Furthermore, each share of Series B Preferred Stock will automatically be converted into shares of Common Stock at the rate of one-for-one (subject to certain adjustments) upon the transfer of any shares of Series B Preferred Stock by any holder thereof other than a permitted transfer. In the event of any liquidation, dissolution, or winding up of the Company, holders of Series B Preferred Stock are entitled to receive up to an amount equal to (i) $23.75 per share for each share of Series B Preferred Stock then held by them, plus (ii) the amount of declared but unpaid dividends thereon.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds will be received by the Selling Stockholders. See "Selling Stockholders." If and when any of the Warrants are exercised and the Warrant Shares are issued to the Selling Stockholder holding the Warrants, the Company will receive the proceeds from the sale of the Warrant Shares to such Selling Stockholder. If all of the Warrants are exercised, the Company will receive $842,952. Such amount will be used by the Company for working capital and other general corporate purposes.

                              SELLING STOCKHOLDERS

     The following table sets forth, as of February 5, 1998, certain information regarding the beneficial ownership of the outstanding Common Stock by each Selling Stockholder, both before the Offering and as adjusted to reflect the sale of the Shares. The Shares offered hereby may be offered from time to time in whole or in part by the Selling Stockholders, their pledgees, donees, transferees or distributees, or their respective successors-in-interest. Except where otherwise noted, each person named in the following table has, to the knowledge of the Company, sole voting and investment power with respect to the shares shown as beneficially owned by such person.

                            Beneficial Ownership Prior to                     Beneficial Ownership After
                                      Offering                                       Offering (2)
                            -----------------------------      Number of      --------------------------
                             Number of                          Shares        Number of
                              Shares              Percent     Offered (1)      Shares            Percent
                            ----------            -------     -----------     ---------          -------
Selling Stockholders:
 Intel Corporation.....     2,013,018(3)           3.1%        1,768,421(3)     244,597              *
 Craig J. Duchossois...       912,762(4)           1.4%          212,762        700,000             1.1%
 Wayne W. Mills........        24,945(5)            *             24,945(5)          --              --
 John E. Feltl.........         8,648(5)            *              8,648(5)          --              --
 Richard B. Heise......         8,648(5)            *              8,648(5)          --              --
 John T. Kubinski......         7,641(5)            *              7,641(5)          --              --
 Chip A. Rice..........         2,962(5)            *              2,962(5)          --              --
 Bruce Reichert........         1,120(5)            *              1,120(5)          --              --
 Joseph J. Buska.......           686(5)            *                686(5)          --              --
 Bonnie Kirtz..........           229(5)            *                229(5)          --              --

__________________
*   Less than 1%.
(1) Represents the maximum number of Shares that may be sold by each of the Selling Stockholders pursuant to this Prospectus.
(2) Assumes the Selling Stockholders sell all of their Shares pursuant to this Prospectus. The Selling Stockholders may sell all or part of their Shares.
(3) Includes 1,768,421 shares issuable upon the conversion of the Company's Series B Preferred Stock acquired pursuant to the Stock Purchase Agreement. See "Recent Developments."
(4) Includes 462,762 shares held by the Craig J. Duchossois Revocable Trust, of which Mr. Duchossois serves as the sole trustee.
(5) Represents shares issuable upon the exercise of currently exercisable warrants.

                              PLAN OF DISTRIBUTION

     Any or all of the Shares covered by this Prospectus may be sold from time to time by the Selling Stockholders, their pledgees, donees, transferees or distributees, or their respective successors-in-interest. The Selling Stockholders may sell all or a portion of the Shares held by them from time to time while the Registration Statement of which this Prospectus is a part remains effective. The Company has agreed that it will use all reasonable efforts to keep the Registration Statement effective until the Shares issuable upon conversion of the Series B Preferred Stock (the "Intel Shares") may be sold under Rule 144 or 144(k) under the Securities Act of 1934 during a period of 90 days (or a shorter period if all of the Intel Shares have been sold or disposed of prior to such time). The aggregate proceeds to the Selling Stockholders from the sale of Shares offered by the Selling Stockholders hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby.

     The Selling Stockholders may sell the Shares on the Nasdaq National Market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (d) privately negotiated transactions and
(e) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

     In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the Company's Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus. The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not bid for or purchase shares of Common Stock during a period which commences one business day prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by such Selling Stockholder.

     The Company will pay all of the expenses incident to the offering and sale of the Shares, other than (i) fees and expenses incurred by the Selling Stockholders to retain attorneys or other parties and (ii) commissions, discounts and fees of underwriters, dealers or agents. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Shares will be passed upon for the Company by Katten Muchin & Zavis, a partnership including professional corporations, Chicago, Illinois.


                                    EXPERTS

     The consolidated financial statements of PLATINUM technology, inc., as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in this Prospectus from the Company's Current Report on Form 8-K dated January 27,1998 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon incorporated by reference herein and which is based in part on the reports of other independent auditors.

================================================================================

  No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Stockholder or any other person. This Prospectus does not constitute an offer, or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus, create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.


                                ---------------


                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Risk Factors..............................................................    1
The Company...............................................................    6
Recent Developments.......................................................    7
Use of Proceeds...........................................................    7
Selling Stockholders......................................................    8
Plan of Distribution......................................................    9
Legal Matters.............................................................   10
Experts...................................................................   10
Index to Financial Statements.............................................  F-1

================================================================================


================================================================================


                         [LOGO OF PLATINUM TECHNOLOGY]




                                2,036,062 Shares


                                  Common Stock



                      ___________________________________

                              P R O S P E C T U S
                      ___________________________________






                           ___________________, 1998



================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     Set forth below is an estimate of the approximate amount of fees and expenses payable in connection with the issuance and distribution of the Common Stock pursuant to the Prospectus contained in this Registration Statement. The Company will pay all of these expenses.

          Securities and Exchange Commission registration fee       $16,000
          Accountants fees and expenses........................      25,000
          Legal fees and expenses..............................      10,000
          Miscellaneous expenses...............................       4,000
                                                                    -------
            Total..............................................     $55,000
                                                                    =======

Item 15. Indemnification of Directors and Officers.

     Article Ten of the Company's Restated Certificate of Incorporation provides that the Company shall indemnify its directors to the full extent permitted by the Delaware General Corporation Law and may indemnify its officers to such extent, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. With the approval of its stockholders, the Company has entered into indemnity agreements with each of its directors and certain of its officers. These agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms.

     In addition, Article Nine of the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

     The Company has purchased an insurance policy under which it is entitled to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

Item 16.  Exhibits.

 4.1*     Restated Certificate of Incorporation of the Company.
 4.2      Certificate of Amendment to the Restated Certificate of Incorporation
          of the Company, incorporated by reference to Exhibit 4.11 to the
          Company's Registration Statement on Form S-8, filed with the
          Commission on September 8, 1995.
 4.3*     Bylaws of the Company.
 4.4*     Specimen stock certificate representing Common Stock.
 4.5      Rights Agreement dated as of December 21, 1995 between the Company and
          Harris Trust and Savings Bank, incorporated by reference to Exhibit 1 to the Company's registration statement on Form 8-A, filed December
          26, 1995.
 4.6      Certificate of Designations of the Class II Series A Junior
          Participating Preferred Stock, incorporated by reference to Exhibit
          4.3 to the Company's Annual Report on Form 10-K for the year ended
          December 31, 1995.
 4.7**    Certificate of Designations of the Class II Series B Preferred Stock.
 5**      Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).
 15**     Acknowledgment of Certified Public Accountants Regarding Independent
          Auditors' Review Report.
 23.1     Consent of KPMG Peat Marwick LLP with respect to the Company's financial statements.
 23.2**   Consent of Deloitte & Touche LLP with respect to the Trinzic's financial statements of Trinzic Corporation.
 23.3**   Consent of Arthur Andersen LLP with respect to the financial statements of Locus Computing Corporation.
 23.4**   Consent of Arthur Andersen LLP with respect to the financial statements of Softool Corporation.
 23.5**   Consent of Katten Muchin & Zavis (contained in their opinion filed as
          Exhibit 5 hereto).
   24**   Power of Attorney

__________________
* Filed with the Commission as an Exhibit to the Company's Registration Statement on Form S-1, Registration No. 33-39233, and incorporated herein by reference.

**Previously filed.


Item 17. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakbrook Terrace, State of Illinois, on February 9, 1998.

                              PLATINUM technology, inc.

                              By: /s/ Andrew J. Filipowski
                                  ----------------------------------------
                                  Andrew J. Filipowski
                                  President and Chief Executive Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature                             Title                                 Date
------------------------      ---------------------------------------------       -----------------
/s/ Andrew J. Filipowski      President, Chief Executive Officer (Principal       February 9, 1998
------------------------      Executive Officer) and a Director
Andrew J. Filipowski



           *                  Executive Vice President, Chief Operations          February 9, 1998
------------------------      Officer and a Director
Paul L. Humenansky

           *                  Executive Vice President, Chief Financial Officer   February 9, 1998
------------------------      (Principal Financial and Accounting Officer),
 Michael P. Cullinane         Treasurer and a Director


           *                  Director                                            February 9, 1998
------------------------
    James E. Cowie

           *                  Director                                            February 9, 1998
------------------------
   Steven D. Devick

           *                  Director                                            February 9, 1998
------------------------
   Arthur P. Frigo

           *                  Director                                            February 9, 1998
------------------------
    Gian M. Fulgoni

* By /s/ Andrew J. Filipowski
     ------------------------
         Andrew J. Filipowski
         As Attorney in fact


                                 EXHIBIT INDEX

                                                                      Sequential
 Exhibit                                                                 Page
 Number                                                                 Number+
--------                                                              ----------

 23.1     Consent of KPMG Peat Marwick LLP with respect to the
          Company's financial statements.

__________________
+  Only on manually signed copy.